Exhibit 99

June 28, 2006	CONTACTS:	Brenda J. Peters — Investor Relations
	Phone:	713/381-3954
	Toll Free:	800/659-0059

Allison A. Nelson — Media Relations
	Phone:	713/381-3969

TEPPCO PARTNERS, L.P. ANNOUNCES PRICING OF UNITS

HOUSTON — TEPPCO Partners, L.P. (NYSE: TPP) announced today that it has priced a public offering of 5 million units representing limited partner interests at $35.50 per unit. The offering is scheduled to close on July 5, 2006.

TEPPCO intends to use the net proceeds of approximately $170 million to reduce borrowings outstanding under its revolving credit facility. TEPPCO expects to use some of the increased availability under the facility to finance capital expenditures, including expansion of the Jonah gas gathering system and other growth projects.

TEPPCO has also granted the underwriters a 30-day option to purchase up to an additional 750,000 units.

Citigroup Global Markets Inc. and Lehman Brothers Inc. are joint book-running managers for the offering. The co-managing underwriters participating in this offering are UBS Securities LLC, A.G. Edwards & Sons, Inc., Wachovia Capital Markets, LLC, Raymond James & Associates, Inc., RBC Capital Markets Corporation, Sanders Morris Harris Inc. and KeyBanc Capital Markets, a division of McDonald Investments Inc. A copy of the final prospectus supplement and related base prospectus can be obtained from Citigroup Global Markets Inc. at Brooklyn Army Terminal, 140 58th Street, 8th floor, Brooklyn, N.Y., 11220, and Lehman Brothers LLC, c/o ADP Financial Services, Integrated Distribution Services, 1155 Long Island Avenue, Edgewood, N.Y., 11717. Any direct requests to Citigroup should be to the attention of the Prospectus

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Department at 718-765-6732, and direct requests to Lehman Brothers should be to the attention of Monica Castillo, monica_castillo@adp.com or by fax at 631-254-7268.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the units described herein, nor shall there be any sale of these units in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering may be made only by means of a prospectus and related prospectus supplement.

TEPPCO Partners, L.P. is a publicly traded partnership with an enterprise value of approximately $4 billion, which conducts business through various subsidiary operating companies. TEPPCO owns and operates one of the largest common carrier pipelines of refined petroleum products and liquefied petroleum gases in the United States; owns and operates petrochemical and natural gas liquid pipelines; is engaged in crude oil transportation, storage, gathering and marketing; owns and operates natural gas gathering systems; and owns 50-percent interests in Seaway Crude Pipeline Company, Centennial Pipeline LLC and Mont Belvieu Storage Partners, L.P., and an undivided ownership interest in the Basin Pipeline. Texas Eastern Products Pipeline Company, LLC, an indirect subsidiary of EPCO, Inc., is the general partner of TEPPCO Partners, L.P. For more information, visit TEPPCO’s Web site at www.teppco.com

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